SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2005 ANNUAL MEETING

OF SHAREHOLDERS

AND PROXY STATEMENT

Dear Shareholder:

You are cordially invited to attend your company’s annual meeting of shareholders at 9:00 a.m., Thursday, April 21, 2005, at the Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map showing the access route to the building from Interstate Highway No. 5 is on the back cover.

A notice of the annual meeting and the proxy statement follow. Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card promptly.

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED ON THE PROXY CARD TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH YOUR PROXY. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE ACCOUNT, YOU WILL ALSO NEED TO BRING A COPY OF YOUR BROKERAGE ACCOUNT STATEMENT FROM YOUR BROKER REFLECTING YOUR STOCK OWNERSHIP AS OF FEBRUARY 25, 2005.

Sincerely,

Steven R. Rogel

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Thursday, April 21, 2005, at 9 a.m. for the following purposes:

1.	To elect four directors to terms expiring in 2008 and one director to a term expiring in 2007.

2.	To consider and act upon a shareholder proposal relating to expensing stock options.

3.	To consider and act upon a shareholder proposal relating to a classified board.

4.	To consider and act upon a shareholder proposal relating to performance-based options.

5.	To consider and act upon a shareholder proposal relating to National Forest timber purchases.

6.	To consider and advise the Company whether you approve of the appointment of KPMG LLP as independent auditors of the Company for 2005.

7.	To transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting, although only those who are shareholders of record at the close of business on February 25, 2005 of common shares of the Company or exchangeable shares issued by Weyerhaeuser Company Limited and have an admission ticket will be entitled to attend and vote at the meeting. An admission ticket is attached to your proxy card. You must bring the admission ticket with you to be admitted to the meeting.

Any shareholder who is hearing impaired or requires other assistance should write the Corporate Secretary regarding your requirements to participate in the meeting.

Claire S. Grace

Corporate Secretary

Federal Way, Washington

March 15, 2005

PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

March 15, 2005

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Thursday, April 21, 2005 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares and a special share of voting stock issued in connection with the Company’s 1999 acquisition of MacMillan Bloedel Limited.

A trustee, CIBC Mellon Trust Company, holds the special share of voting stock under a trust agreement. Under that trust agreement, each holder of exchangeable shares issued by Weyerhaeuser Company Limited, a Canadian subsidiary of the Company, is entitled to instruct the trustee how to vote at the Company’s shareholder meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the shareholders meeting unless the shareholder attends the meeting in person and votes the shares at the meeting as proxy for the trustee.

The holders of the Company’s common shares and the trustee acting for the exchangeable shareholders will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold common shares and voting instruction cards are enclosed for shareholders who hold exchangeable shares.

Only shareholders of record at the close of business on February 25, 2005, will be eligible to vote at the annual meeting. On that date, 240,625,433 common shares and 2,110,702 exchangeable shares entitled to give voting instructions were outstanding. Each common share and each exchangeable share not held by the Company or its affiliates entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Under Washington law and the Company’s Restated Articles of Incorporation, if a quorum is present at the meeting: (i) the five nominees for election as directors who receive the greatest number of votes will be elected directors, and (ii) the shareholder proposals set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it.

In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. In the vote on the shareholder proposals, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the proposals because abstentions and broker non-votes do not represent votes cast by shareholders.

The Company’s annual report to shareholders for 2004 is being mailed with this proxy statement to shareholders entitled to vote at the 2005 annual meeting.

ELECTION OF DIRECTORS

The Restated Articles of Incorporation provide that the directors of the Company are classified into three classes, each class to be as nearly equal in number as possible. The classes relate to the director’s term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 12. One of the nominees identified below is nominated to be elected at the 2005 annual meeting for the term expiring at the 2007 annual meeting and four nominees are nominated for the terms expiring at the 2008 annual meeting. Three of the nominees, Mrs. Ingram and Messrs. Kieckhefer and Langbo, are currently directors of the Company elected by the shareholders. Messrs. Steuert and Williamson were appointed by the Board of Directors to fill vacancies on the Board.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

Nominee for Election—Term to Expire in 2007

D. Michael Steuert, 56, a director of the Company since October 2004, has been senior vice president and chief financial officer for Fluor Corporation (engineering and construction) since 2001. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. Prior to joining GenCorp Inc., he held financial management positions at TRW Inc. (space and automotive). He serves as Trustee of Prologis (NYSE: PLD), and is a member of The Carnegie Mellon Council on Finance, the National Financial Executives Institute, and is past president of the Board of Trustees of the Mental Health Association of Summit County, Ohio.

Nominees for Election—Terms to Expire in 2008

Martha R. Ingram, 69, a director of the Company since 1995, has been chairman of Ingram Industries, Inc. (book distribution, inland barging and insurance), since 1995 and a member of its board since 1981. She was its director of public affairs from 1979 to 1995. She is also a director of Ingram Micro, Inc. and AmSouth Bancorporation. In addition, she serves on the board of Vassar College, and is chairman of the Board of Trust of Vanderbilt University. She also serves as chairman of the board of the Nashville Symphony Association, is on the Board of the Nashville Opera, the Nashville Ballet and the Tennessee Repertory Theatre and is former chairman of the board of the Tennessee Performing Arts Center. Mrs. Ingram was also chairman of the 1996 Tennessee Bicentennial Commission.

John I. Kieckhefer, 60, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust.

Arnold G. Langbo, 67, a director of the Company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of Johnson & Johnson and Whirlpool Corporation and serves on the board of the International Youth Foundation.

Charles R. Williamson, 56, a director of the company since October 2004, is the chairman and chief executive officer of Unocal Corporation (oil and natural gas). He has been chief executive officer and chairman since 2001 and served as executive vice president, International Energy Operations from 1999 to 2000; group vice president, Asia Operations from 1998 to 1999; group vice president, International Operations from 1996 to 1997; and has held numerous management jobs including positions in the United Kingdom, Thailand and the Netherlands since joining Unocal in 1977. He is a director of Unocal and Chairman of the US-ASEAN Business Council.

Continuing Directors—Terms to Expire in 2006

Richard F. Haskayne, 70, a director of the Company since 2000, is chairman of TransCanada Corporation (gas transmission and power generation) and was chairman of Fording Inc. (coal and industrial minerals) from 2001 to 2003. He was chairman of NOVA Corporation from 1991 to 1998 until the company merged with TransCanada Pipelines. He was chairman of the board of MacMillan Bloedel Limited from 1996 to 1999 and is also a director of Encana Corporation. He was chairman, president and chief executive officer of Interhome Energy Inc., the parent company of Interprovincial Pipe

Line and Home Oil from 1986 to 1991. In 1997, he was appointed an officer of the Order of Canada. In addition, he is director emeritus of the Canadian Imperial Bank of Commerce and board of governors chair emeritus of the board of the University of Calgary (after serving as chair from 1990 to 1996). He received the Woodrow Wilson award for corporate citizenship in 2004.

Robert J. Herbold, 62, a director of the Company since 1999, served as executive vice president and chief operating officer of Microsoft Corporation from 1994 until his retirement in spring, 2001. From 2001 until June, 2003 he worked part time for Microsoft as executive vice president assisting in the government, industry and customer areas. Currently he is the managing director of Herbold Group, LLC, a consulting firm. Prior to joining Microsoft in 1994, he was senior vice president, advertising and information services, at The Procter & Gamble Company. He is a director of Agilent Technologies, First Mutual Bank, and Cintas Corporation. In addition, he is a member of the President’s Council of Advisors on Science and Technology and the board of trustees of Case Western Reserve University.

Rt. Hon. Donald F. Mazankowski, 69, a director of the Company since 1997, is a business consultant. He was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to 1993. He also is a director of the Power Group of Companies; Shaw Communications, Inc.; Great-West Lifeco Inc., Investors Group; Yellow Pages Group; Canadian Oils and Trust and Atco Ltd. He is Senior Advisor to Gowlings, LaFleur, Henderson LLP, Barristers and Solicitors. He is a past member of the board of governors of the University of Alberta and is past chairman of the Institute of Health Economics and is a Director of Canadian Genetic Diseases Network.

Nicole W. Piasecki, 42, a director of the Company since 2003, is executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company. She was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; the Boeing Commercial Airplanes sales director for the Americas from 1997 to 2000; and served in various management positions in sales, marketing, and business strategy for the Commercial Aircraft Group from 1991 when she joined The Boeing Company as a customer engineer on the 777 airplane program until 1997. She is also a director of YWCA and is a fellow of the British American Project.

Continuing Directors—Terms Expire in 2007

Steven R. Rogel, 62, a director of the Company since 1997, has been chairman of the board since 1999. He has been the Company’s president and chief executive officer since 1997. Prior to joining the Company, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as its president and chief operating officer from 1991 to 1995. He is a director of the Kroger Company and Union Pacific Corporation, and serves on the National Executive Board Boy Scouts of America. He is the former Chairman of the American Forest & Paper Association, and the National Council for Air and Stream Improvement, Inc.

Richard H. Sinkfield, 62, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He also is a director of Central Parking Corporation. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

James N. Sullivan, 67, a director of the Company since 1998, is the retired vice chairman of the board of Chevron Texaco Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron Texaco in 1961, was elected a vice president in 1983 and served as its vice chairman from 1989 to 2000.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

The Board of Directors of the Company, with the exception of the Company’s chief executive officer, is composed entirely of independent directors within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors of the Board of Directors regularly meet in separate executive session without any member of Company management present. The Lead Director, who under the Board’s Corporate Governance Guidelines is the Chair of the Executive Committee, presides over these meetings.

The Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board of Directors will follow with respect to Board function and operation, company operations, Board organization and composition and Board conduct. The Governance Guidelines may be viewed at http://www.weyerhaeuser.com.

The Board of Directors has a number of committees that perform certain functions for the Board. Current committees of the Board of Directors include the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, and International Committee.

The Board of Directors met on eight occasions in 2004. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2004. The following table provides membership and meeting information for each of the Board committees:

Name	Audit Committee		Compensation Committee		Executive Committee		Corporate Governance Committee		International Committee
Richard F. Haskayne							X		X
Robert J. Herbold	X	*
Martha R. Ingram	X				X	*
John I. Kieckhefer			X						X
Arnold G. Langbo			X						X
Donald F. Mazankowski	X								X	*
Nicole W. Piasecki			X
Steven R. Rogel					X
Richard H. Sinkfield							X	*
James N. Sullivan			X	*			X
Total meetings in fiscal year 2004	6		7		0		4		2

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each committee of the Board has adopted a charter and the current charter for each committee may be viewed at http://www.weyerhaeuser.com.

The Executive Committee has the powers and authority of the Board of Directors in the interval between Board of Directors meetings, except to the extent limited by law. The chairman of the Executive Committee is an independent director and is also the lead director for the Board of Directors. The Executive Committee did not meet in 2004, but acted by consent in lieu of meeting on two occasions during the year.

The Audit Committee, through regular or special meetings with management, the director of internal audit and the Company’s Independent Auditor, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as the Board or the Committee chairperson deems appropriate. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee has responsibility for reviewing and approving the strategy and design of the Company’s compensation and benefits systems, making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans, reviewing the compensation of the Company’s directors and chief executive officer; reviewing and approving salaries and incentive compensation of Company officers and certain other positions; and administering the Company’s stock option and incentive compensation plans. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange. In addition to its meetings in 2004, the Compensation Committee acted by consent in lieu of meeting on one occasion during the year.

The Corporate Governance Committee takes a leadership role in shaping the governance of the corporation and provides oversight and direction regarding the functioning and operation of the Board, including reviewing and recommending to the Board candidates for election as Directors. The Committee manages the processes used by the Board to evaluate the Chief Executive Officer and provides oversight on senior management succession planning, ethics and business conduct of the Company, human resources practices, and environmental and safety issues at the Company. The Board of Directors has determined that each member of the Corporate Governance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The International Committee of the Board advises the Company on relevant, critical policy issues, as well as investment and other commercial opportunities, outside the United States and provides oversight and direction on the economic, political and social trends in countries where the Company has international operations.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications. The Board codified standards for Directors in the Board’s Corporate Governance Guidelines. The Guidelines provide that the Board should encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests, and that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the Board. Each Director is expected to exhibit high standards of integrity, commitment and independence of thought and judgment; to use his or her skills and experiences to provide independent oversight to the business of the Company; and to represent the long-term interests of all the shareholders. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. Directors must be committed to devoting the time and effort necessary to learn the business of the Company and the Board.

As part of its periodic self-assessment process, the Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company and that the Board should be comprised of persons with skills in areas such as finance; sales and markets; strategic planning; human resources and diversity; safety; industry business; leadership of large, complex organizations; legal; banking; government and governmental relationships; international business and international cultures; and information technology.

In addition to the targeted skill areas, the Corporate Governance Committee has identified key knowledge areas it believes are critical for directors to add value to a Board, including Strategy: knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets; Leadership: skills in coaching senior executives and the ability to assist the CEO in his development; Organizational Issues: understanding of the implementation of strategies, change management processes, group effectiveness and organizational design; Relationships: understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates; Functional: understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and Ethics: the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Identifying and Evaluating Nominees for Directors. The Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. The Corporate Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. The Corporate Governance Committee or a subcommittee thereof may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates. The Corporate Governance Committee then determines the best qualified candidates based on the established criteria and recommends such candidates to the Board for election at the next meeting of shareholders.

Shareholder Nominees. The Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Corporate

Secretary of the Company specifying the name of the nominee and the nominee’s qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Corporate Governance Committee.

SHAREHOLDER COMMUNICATIONS

Communications may be addressed to the Corporate Secretary of the Company, marked to the attention of the Board or any of its Committees, the independent Directors or individual Directors.

ANNUAL MEETING ATTENDANCE

The Directors are encouraged and expected to attend the Company’s annual meetings if possible. Twelve Directors attended the 2004 Annual Meeting.

DIRECTORS’ COMPENSATION

As of 2004, each non-employee director receives for service as a director an annual fee of $110,000. Members of the Audit Committee receive an additional annual fee of $5,000. The chairmen of each of the Audit, Corporate Governance and Compensation Committees receive an additional annual fee of $10,000. The chairmen of each of the Executive and International Committees receive an additional annual fee of $5,000. Directors also are reimbursed for travel expenses in connection with meetings. Compensation is available for extended travel on Board business at the request of the Board or a Committee of the Board at the rate of $2,000 per day, including travel days and work days.

The Board of Directors has designated that $55,000 of the $110,000 annual fee paid to non-employee directors automatically will be placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company’s common shares and is payable to a director in cash at a time selected in advance by the director, which must be on or after the director’s termination of service as a director. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents that are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that non-employee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Directors and Executive Officers

The following table shows as of January 21, 2005 the numbers of common and exchangeable shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. On all matters submitted for shareholder vote, the common shares vote together with the special voting stock held by the trustee. Under the trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by the Company or its affiliates and as to which the trustee has timely received voting instructions from the exchangeable shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of common shares and non-affiliated exchangeable shares outstanding as of December 26, 2004.

Name of Individual or Identity of Group	Voting and or Dispositive Powers (number of common and exchangeable shares) (1)(2)(3)	Percent of Class (common and exchangeable shares)	Common Share Equivalents (4)
Marvin D. Cooper	110,556	*	1,320
William R. Corbin	162,431	*	3,407
Daniel S. Fulton	88,028	*	7,634
Richard F. Haskayne	3,000	*	8,530
Richard E. Hanson	134,409	*	17,109
Robert J. Herbold	200	*	5,624
Martha R. Ingram	261,046	*	4,827
John I. Kieckhefer	4,461,798	1.8	19,784
Arnold G. Langbo	200	*	5,115
Donald F. Mazankowski	800	*	11,896
Nicole W. Piasecki	518,672	*	2,439
Steven R. Rogel	884,094	*	73,803
Richard H. Sinkfield	500	*	7,465
D. Michael Steuert	—	*	436
James N. Sullivan	1,000	*	11,095
Charles R. Williamson	—	*	871

Directors and executive officers as a group (28 individuals)	8,381,985	3.5	227,766

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days after January 21, 2005 pursuant to outstanding stock options, as follows: Mr. Cooper, 109,938 common shares; Mr. Corbin, 161,240 common shares; Mr. Fulton, 79,250 common shares; Mr. Hanson, 128,400 common shares; Mr. Rogel, 881,250 common shares, and of the executive officers as a group 1,997,255 common shares.

(2)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 3,630,527 shares; Ms. Piasecki, 494,351 shares and of the executive officers as a group 1,048,968.

(3)	Beneficial ownership of some of the common shares is disclaimed by certain of the individuals listed as follows: Mr. Kieckhefer, 3,970,969 shares; Ms. Piasecki, 499,132 shares and of the executive officers as a group 999,650 shares.

(4)	Common share equivalents held as of December 26, 2004 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

Owners of More Than 5%

The following table sets forth the number of common shares held by persons known to the Company to beneficially own more than five percent of common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
Capital Research and Management Company (1)	31,282,500	13.0
333 South Hope Street
Los Angeles, CA 90071
Wellington Management Company, LLP (2)	15,148,488	6.315
75 State Street
Boston MA 02109

(1)	Based on a Schedule 13G dated February 14, 2005, in which Capital Research and Management Company reported that, as of December 31, 2004, it had voting power over none of such shares and sole dispositive power over all 31,282,500 shares. Capital Research and Management Company disclaims beneficial ownership of all such shares.

(2)	Based on a Schedule 13G dated February 14, 2005 in which Wellington Management Company, LLP reported that, as of December 31, 2004, it had sole dispositive and voting powers over none of such shares; shared voting power over 6,996,196 shares and shared dispositive power over all 15,148,488 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2004 except as follows:

Martha R. Ingram failed to timely file a report on Form 4 reflecting the purchase of common stock.

Marvin D. Cooper failed to report the direct ownership of 80 common shares when he became an officer of Weyerhaeuser Company in February 2002.

C OMPENSATION COMMITTEE REPORT ON EXECUTIVE MANAGEMENT COMPENSATION

The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company and who are independent within the meaning of the listing requirements of the New York Stock Exchange.

It is the Committee’s responsibility to review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs for all the Company’s executive officers, including the chief executive officer. The Committee also reviews and approves base salary increases, incentive payments and stock option grants for executive officers; and reviews and approves corporate goals and objectives relevant to compensation for the chief executive officer, evaluates his compensation in light of those goals and objectives, and makes recommendations to the Board for the chief executive officer’s compensation based on this evaluation. Weyerhaeuser Company’s executive officers are the senior officers who constitute the Senior Management team, including the named executive officers in the Summary Compensation Table. The Committee also approves compensation actions for certain other business and function leaders of the Company.

The Committee retains external compensation consultants to advise the Committee on compensation strategy, plan design and executive compensation levels. Currently, the Committee has retained the services of an external consulting firm to assist the Committee in conducting a strategic review of the Company’s compensation programs and practices. Weyerhaeuser’s compensation organization serves as the management liaison to the Committee and provides additional counsel, data and analysis as requested by the Committee.

Compensation Philosophy and Principles

Weyerhaeuser’s compensation philosophy is to motivate and reward employees in the achievement of business objectives that will result in superior financial performance and create shareholder value. This philosophy is implemented through Company programs and practices based on the following key principles:

•	Establish pay levels that allows the Company to attract and retain persons with the skills critical to the long-term success of the Company and are at competitive levels

•	Link rewards to the creation of long-term shareholder value.

•	Provide an appropriate mix of fixed- and variable-pay programs to support a strong pay-for-performance culture.

•	Target total compensation at the market median with a greater percent of compensation tied to Company performance at higher levels of management. Provide opportunity for above-market compensation for superior performance.

•	Maintain simplicity in design and administration to control costs and ensure employee understanding.

Peer Group for Compensation and Performance

In determining target levels for executive base salary, cash incentives and equity compensation, the Committee primarily uses other forest products companies as the peer group for comparison purposes. The primary source of forest products industry data is the Forest Products Industry Compensation Association Survey, published annually. Companies formerly in the Standard and Poor’s Paper and Forest Products Group, and used for the Comparison of Five-Year Cumulative Total Returns graph, typically participate in this survey along with other forest products companies. The Committee also considers general industry compensation data for senior executives and, in particular for executives who are responsible for Weyerhaeuser Real Estate Company (“Real Estate Company”), data from the homebuilding industry to ensure that compensation levels are sufficient to reflect the scope and complexity of Company operations and to attract and retain executives. Sources of data include published compensation surveys, proxies and external consulting firms.

For determining funding levels for the Company’s cash incentive plan, which are based on Company performance, the Committee primarily uses forest products industry companies as the peer group. For 2004, the industry peer group companies were: Boise Cascade, Bowater, Georgia Pacific, International Paper, Louisiana Pacific, Mead Westvaco, Potlatch, Smurfit-Stone and Temple Inland. Performance relative to the Standard and Poor’s 500 stock index is also considered.

Key Components of Compensation

Base Salary. The Company assigns a salary range for each executive officer position. The salary range midpoints are targeted at the 50th percentile using the data described above.

The Committee reviews and approves all salary ranges and salary increases for executive officers. In determining individual salary increases, the Committee uses its discretion after considering these factors: (1) individual performance of the executive compared to agreed-upon performance goals, (2) position of the executive’s salary in the assigned pay range, (3) experience, and (4) the salary budget for the Company. Key performance goals for leaders in 2004 were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery.

Cash Incentive. The Company uses its Management Incentive Plan to focus executive officers and other participants on leading the industry in financial performance and returns to shareholders. Each position, including executive positions, is assigned a target bonus amount reflecting competitive practices in the peer group for similar positions. Targets for executive positions range from 45 to 100 percent of base pay. Payment of target bonus amounts is not guaranteed, but must be earned based on Company and business performance and achievement of individual goals.

The Management Incentive Plan has two components, a short-term or annual incentive and a mid-term or three-year incentive. The plan is designed so that one component, both components or neither may fund in any given year. Although the components have different measurement periods, both are designed to pay out annually if performance warrants. The level of performance necessary for funding is set by the Committee for multiple years and is not subject to annual adjustment by Company management.

The performance measure for the annual component is return on net assets relative to the selected industry competitors listed above. Return on net assets is used as the performance measure for the short-term component because of its historic link to total shareholder return in the forest products industry. The performance measure for the three-year component is total return to shareholders, relative to the selected industry competitors listed above (weighted at 70%) and the Standard & Poor’s 500 (weighted at 30%). This measure is used because of its direct link to the creation of shareholder value.

At the end of each year, the Committee establishes a preliminary bonus pool based on its review of the Company’s performance by comparison to the pre-determined measures and the performance of companies in the peer groups. This incentive pool is then allocated to businesses based on business performance against annual goals. Businesses then determine individual incentives based on individual performance against annual goals. For 2004, the key performance goals were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery.

Recommendations for bonus payments to executive officers are made to the Committee for review and approval. The Committee uses its discretion to determine the final bonus pool and each individual executive officer’s bonus. For 2004, the Committee established a funding pool of 144 percent of target based on the Company’s performance.

Equity Compensation. On April 13, 2004 the shareholders of the Company approved the 2004 Long-Term Incentive Plan, which replaced the Company’s prior plans, and authorized the issuance of 17,000,000 shares of Weyerhaeuser stock. The Plan provides for the award of stock options, stock appreciation rights, restricted stock and stock units, and performance shares and performance units. The Company does not grant discounted options or reprice outstanding options.

The Plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the Plan. The Committee approves all stock option grants to executive officers and all other participants.

The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when the stock price increases. Options granted in 2004 vest over four years, and, if not exercised, expire in a maximum of ten years (or earlier in the case of termination of employment).

The Committee establishes an overall pool of stock options available for grant in any given year. The pool is established based on the Committee’s review of competitive practices in the forest products industry and a conservative approach to granting equity. The Committee has established a target level of stock options for each executive officer position. The target level is based on competitive data indicating the estimated median value of long-term compensation. Stock option grants are not guaranteed and must be earned each year based on business and individual performance against established goals.

At the end of each year, stock options are allocated to businesses based on business performance against annual goals. Businesses then determine individual stock option grants based on individual performance against annual goals. For 2004, the key performance goals were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery. In determining annual stock option grants for executive officers, the Committee uses its discretion to make an award above or below target based on assessment of the executive’s performance and retention considerations.

Other Benefits

Executive officers are eligible for the following programs offered to all United States salaried employees. These programs are: qualified retirement or pension plan, 401(k) savings (including Company match), health and dental coverage, company-paid term life insurance, disability, paid time off, and paid holidays.

Selected high level employees, including executive officers, are also eligible for a deferral program and a supplemental retirement plan. The deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The interest rate earned for deferred compensation is determined each year by the Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus three percent. The supplemental retirement plan provides nonqualified benefits as described in the Pension Plan Table section.

In addition, under the deferral program, eligible participants, including executive officers, can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser share equivalents, with a 15 percent premium applied if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

Other benefits available to certain Company officers, including executive officers, are additional company-paid life insurance, payments of taxes incurred as a result of the payment of benefits, limited subsidized financial planning and executive severance in the event of involuntary termination. The financial planning benefit is available for one year post-retirement. Severance benefits are described below in the section entitled “Change in Control and Severance Agreements.” In addition, the Company has corporate memberships in two clubs that are made available to various officers, including executive officers for business entertaining.

The Company does not provide vehicles for personal use, personal travel for executives on Company aircraft or perquisites other than those described above.

Stock Ownership Requirements

Stock ownership requirements for executive officers have been in place since 1996. Each executive officer is required to acquire, over a five-year period after becoming an executive officer, a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade, and range from one to three times base salary. The level of ownership is calculated on common shares held outside Company plans, deferred into a stock equivalent account (through the voluntary deferral program described above) and shares held in the Company’s 401(k) plan. Stock options do not count toward stock ownership requirements.

Deductibility of Compensation

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code, which limit the deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible in order to attract, retain and reward high-performing executives.

CEO Compensation

Mr. Rogel’s annual base salary is $1,250,000. This level is 100 percent of the median salary for CEOs of companies in the compensation peer group.

The target annual bonus award for the chief executive officer position is 100 percent of base salary. The Board determines Mr. Rogel’s annual bonus award based on three factors: the Company’s annual return on net assets compared to industry competitors, total shareholder return compared to industry competitors and the Standard & Poor’s 500, and the Board’s evaluation of his performance in relation to annual goals agreed to in advance with the Compensation Committee. Mr. Rogel received an annual cash award for 2004 of $2,000,000, which represents 160 percent of his target award under the annual incentive plan.

For the long-term component of compensation, an award of 200,000 stock options was granted to Mr. Rogel in 2004. Based on competitive market data, this grant is within the competitive range for long-term incentive grants for CEOs in the compensation peer group.

James N. Sullivan Chairman	Nicole W. Piasecki

John I. Kieckhefer	Arnold Langbo

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter revised by the Committee in 2003 and included as an appendix to the Company’s proxy statement for the annual meeting of shareholders held in April 2003. The charter is available for viewing at http://www.weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004. The Committee has also selected KPMG LLP as the Company’s independent auditors for 2005.

Robert J. Herbold Chairman	Martha R. Ingram

Donald F. Mazankowski

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messers. Kieckhefer, Langbo and Sullivan and Ms. Piasecki served as members of the Compensation Committee during 2004. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2004 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Edward P. Rogel, Senior Vice President, Human Resources, an executive officer of the Company, is the first cousin of Steven R. Rogel, Chairman of the Board of Directors, President and Chief Executive Officer.

In November 2003, Marvin D. Cooper, Senior Vice President, Pulp, Paper, Containerboard Manufacturing and Engineering purchased from the Company, for $380,200 in cash, 186 acres of timberland located in Marlboro County, South Carolina. The terms of the sale were negotiated on an arm’s-length basis.

John Kieckhefer, a Director of the Company, and members of his immediate family have beneficial ownership or voting power for various Kieckhefer entities that collectively own 9.5% of the outstanding voting shares (9.3% on a fully diluted basis) of iRise, a California corporation. The Kieckhefer entities own 10.98% of the common shares outstanding and 6.33% of the special preferred shares outstanding, which vote together and not as separate classes except as required by law and in certain specified circumstances. During 2004, iRise signed a contract with the Company for the license of computer software, software maintenance and related professional services pursuant to which the Company paid iRise approximately $100,000 in fees and taxes. Amounts paid by the Company to iRise represented less than 1% of iRise’s total revenues for 2004. The interest of the Kieckhefer family in this transaction arises solely from the beneficial ownership of equity securities of iRise.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

WEYERHAEUSER COMPANY AND PAPER & FOREST PRODUCTS INDUSTRY PEER GROUP

Assumes $100 invested on December 31, 1999 in Weyerhaeuser common stock, S&P 500, and companies that comprised S&P’s Paper and Forest Products Index on December 31, 2001, excluding Willamette Industries.

•	Total return assumes dividends are reinvested quarterly.

•	Market returns are adjusted for spinoffs and/or any other special dividends.

•	Measurement dates are the last trading day of the calendar year shown.

•	The S&P Paper and Forest Products Index, which the company has used for a number of years as the published industry index for comparison of cumulative total returns, was discontinued as of Dec. 31, 2001. The following companies, which previously constituted the group of companies in that index, constitute the Comparator Group in this chart: Boise Cascade, Georgia-Pacific, International Paper, Louisiana Pacific, Mead Westvaco and Potlatch.

SUMMARY COMPENSATION TABLE

		Annual Compensation(2)			Long-Term Compensation
					Awards		Payouts
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(3)	Other Annual Comp. ($)(4)	Restricted Stock Award(s) ($)	Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)(5)
S. R. Rogel	2004	1,224,038	2,000,000	—	None	200,000	None	12,475
Chairman/Pres./CEO	2003	1,148,077	1,500,000	—	None	200,000	None	11,000
	2002	1,100,000	500,000	—	None	175,000	None	9,600

R. E. Hanson	2004	595,250	642,870	—	None	60,000	None	53,866
Chief Oper. Officer	2003	551,615	551,880	—	None	52,000	None	11,000
	2002	419,000	115,225	—	None	44,000	None	9,600

W. R. Corbin	2004	567,731	538,200	—	None	46,000	None	12,475
Executive VP	2003	546,981	492,278	—	None	52,000	None	11,000
	2002	534,000	173,550	—	None	47,000	None	9,600

M. R. Onustock	2004	539,846	430,848	61,245	None	29,450	None	11,320
Senior VP	2003	527,692	397,980	74,941	None	31,000	None	10,952
	2002	455,463	127,270	18,322	None	None	None	5,866,294

D. S. Fulton	2004	533,173	1,663,200	—	None	45,000	None	48,475
Pres./WRECO	2003	367,462	1,207,000	—	None	33,000	None	30,518
	2002	342,423	657,260	—	None	11,600	None	9,600

M. D. Cooper	2004	505,808	396,000	61,205	None	31,000	None	11,320
Senior VP	2003	493,212	338,175	76,504	None	26,000	None	17,596
	2002	425,736	108,135	17,381	None	None	None	5,419,062

(1)	Includes the Chairman/President/Chief Executive Officer and the four other most highly compensated executive officers at the end of 2004, as measured by salary and bonus, plus one additional officer who would have been included in the compensation table for 2003 if he had been serving as an executive officer.

(2)	Compensation deferred at the election of the executive is included in the category and year it would have otherwise been paid if it had not been deferred.

(3)	The bonus is a cash incentive comprised of two components: an annual incentive and a three-year incentive. The cash incentive plan is discussed in the Compensation Committee Report under “Cash Incentive.”

(4)	Other Annual Compensation is the aggregate of:

(a)	that portion of interest above market rates (as defined by the SEC) paid on compensation voluntarily deferred by the individuals; (b) tax gross-up payments; and (c) the aggregate cost to the company of perquisites and personal benefits if the amount is in excess of the lesser of $50,000 or 10 percent of the executive’s salary plus annual bonus for the year. Amounts reported for 2004 that represent at least 25% of the aggregate are:
•	For Mr. Onustock: In 2004, temporary living benefit of $33,097; reimbursement of $27,575 paid for taxes related to the temporary living benefit; financial planning benefit of $573. In 2003, temporary living benefit of $38,297; reimbursement of $31,908 paid for taxes related to the temporary living benefit; financial planning benefit of $4,736. In 2002, reimbursement of amounts paid for taxes relating to the temporary living benefit.

•	For Mr. Cooper: In 2004, temporary living benefit of $34,287; reimbursement of $26,345 paid for taxes related to the temporary living benefit; financial planning benefit of $573. In 2003, temporary living benefit of $40,585; reimbursement of $31,183 paid for taxes related to the temporary living benefit; financial planning benefit of $4,736. In 2002, reimbursement of amounts paid for taxes related to the temporary living benefit.

(5)	All Other Compensation includes:

(a)	the Company contribution to qualified 401(k) and profit sharing plan accounts; (b) the premium amount credited to the executive’s deferred compensation account based on the bonus amount deferred as common share equivalents; (c) company contributions to deferred compensation plan; (d) premiums for executive term life insurance; and (e) payments to former Willamette Industries executives associated with change-in-control of Willamette Industries.
•	Mr. Rogel’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $11,200 for 2004, $9,800 for 2003, $8,400 for 2002. Also included is executive term life insurance premium of $1,275 for 2004, $1,200 for 2003, and $1,200 for 2002.
•	Mr. Hanson’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $11,200 for 2004, $9,800 for 2003, $8,400 for 2002. Mr. Hanson’s All Other Compensation for 2004 also includes $41,391 as a premium amount credited to his deferred compensation account based on bonus deferred into share equivalents. Also included is executive term life insurance premium of $1,275 for 2004, $1,200 for 2003, and $1,200 for 2002.
•	Mr. Corbin’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $11,200 for 2004, $9,800 for 2003, $8,400 for 2002. Also included is executive term life insurance premium of $1,275 for 2004, $1,200 for 2003, and $1,200 for 2002.
•	Mr. Onustock’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $10,045 for 2004 and $9,752 for 2003. Mr. Onustock’s All Other Compensation for 2002 includes $16,294 Company contribution to deferred compensation plan. Also included is executive term life insurance premium of $1,275 for 2004 and $1,200 for 2003. All Other Compensation for 2002 also includes $5,850,000 payment to former Willamette Industries executives associated with change-in-control of Willamette Industries.
•	Mr. Fulton’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $11,200 for 2004, $9,800 for 2003, and $8,400 for 2002. Mr. Fulton’s All Other Compensation also includes a premium amount credited to his deferred compensation account based on bonus deferred into share equivalents in the amount of $36,000 in 2004 and $19,518 in 2003. Also included is executive term life insurance premium of $1,275 for 2004, $1,200 for 2003 and $1,200 for 2002.
•	Mr. Cooper’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $10,045 for 2004, $8,286 for 2003, and $10,200 for 2002. Mr. Cooper’s All Other Compensation for 2003 also includes $8,110 as a premium amount credited to his deferred compensation account based on bonus deferred into share equivalents. Mr. Cooper’s All Other Compensation for 2002 includes $8,862 Company contribution to deferred compensation plan. Also included is executive term life insurance premium of $1,275 for 2004 and $1,200 for 2003. Mr. Cooper’s All Other Compensation for 2002 also includes $5,400,000 payment to former Willamette Industries executives associated with change-in-control of Willamette Industries.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name(A)	No. of Securities Underlying Options/SARs Granted(1) (#)(B)	% of Total Options/ SARs Granted to Employees in Fiscal Year (%)(C)	Exercise or Base Price ($)(D)	Expiration Date (E)	Grant Date Present Value(2) ($)(F)
S. R. Rogel	200,000	5.80%	62.815	02/11/14	4,250,000
R. E. Hanson	60,000	1.74%	62.815	02/11/14	1,275,000
W. R. Corbin	46,000	1.33%	62.815	02/11/14	977,500
M. R. Onustock	29,450.85%		62.815	02/11/14	625,813
D. S. Fulton	45,000	1.31%	62.815	02/11/14	956,250
M. D. Cooper	31,000.90%		62.815	02/11/14	658,750

(1)	Options granted in 2004 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
•	An exercise price on the option of $62.815 equal to the fair market value of the underlying stock on the grant date.
•	An option term of 10 years.
•	An interest rate of 4.08 percent that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.
•	Volatility of 32.13 percent calculated using daily stock prices for the three-year period prior to the grant date.
•	Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

The ultimate values of the options will depend on the future market price of the Company’s stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

	Shares Acquired on Exercise(1) (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised in-the-Money Options/SARs at FY-End(2)
Name			Exercisable (#)	Unexercisable (#)	Exercisable(2) ($)	Unexercisable(2) ($)
Steven R. Rogel	132,000	1,608,412	687,500	487,500	9,162,915	4,771,375
Richard E. Hanson	33,068	453,517	82,237	129,913	1,062,235	1,234,940
William R. Corbin	60,000	782,625	112,340	121,150	1,431,910	1,213,525
Michael R. Onustock(3)	0	0	109,240	52,700	1,249,154	539,276
Daniel S. Fulton	1,600	40,752	54,350	78,050	798,316	705,110
Marvin D. Cooper(3)	0	0	95,688	50,500	1,070,365	480,048

(1)	Number of securities underlying options/SARs exercised.

(2)	Based on a fair market value on December 31, 2004 of $67.22.

(3)	In connection with the acquisition by the Company in 2002 of Willamette Industries, Inc., options to purchase shares of Willamette Industries, Inc. stock held by Messrs. Onustock and Cooper were converted into options to purchase company stock.

PENSION PLAN TABLE

Estimated Annual Retirement Benefit(1)
Average Annual Compensation during Highest 5 Years	Years of Service
	7	15	20	25	30	35
$ 350,000	36,733	78,713	104,950	131,188	157,425	183,663
400,000	42,158	90,338	120,450	150,563	180,675	210,788
450,000	47,583	101,963	135,950	169,938	203,925	237,913
500,000	53,008	113,588	151,450	189,313	227,175	265,038
550,000	58,433	125,213	166,950	208,688	250,425	292,163
600,000	63,858	136,838	182,450	228,063	273,675	319,288
700,000	74,708	160,088	213,450	266,813	320,175	373,538
800,000	85,558	183,338	244,450	305,563	366,675	427,788
900,000	96,408	206,588	275,450	344,313	413,175	482,038
1,000,000	107,258	229,838	306,450	383,063	459,675	536,288
2,000,000	215,758	462,338	616,450	770,563	924,675	1,078,788
3,000,000	324,258	694,838	926,450	1,158,063	1,389,675	1,621,288

(1)	Estimated annual benefits payable upon retirement at age 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

The Company’s Retirement Plan for Salaried Employees (the “Retirement Plan”) is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the ten calendar years before retirement multiplied by years of credited service, plus (ii) .45% of such highest average annual salary in excess of the participant’s Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $170,000 (subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company’s incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits that exceed the Internal Revenue Code limitations described above.

If each of the executive officers named in the Summary Compensation table had retired in 2004, the five-year average compensation used to calculate retirement benefits would average 68% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, S.R. Rogel, $2,393,500, W.R. Corbin, $994,792, D.S. Fulton, $816,920, R.E. Hanson, $818,874, M.D. Cooper, $729,155, and M.R. Onustock, $802,625, who retired December 31, 2004. The credited years of service for those individuals in the table are, respectively, 32.6, 17.5, 29.0, 35.7, 24.7 and 32.0 for M.R. Onustock.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the six full calendar month period prior to or 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated (i) by the Company or its successor for reasons other than cause, mandatory retirement, disability or death, or (ii) by the officer if there has been (a) a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control; (b) a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than was the officer’s primary residence immediately prior to the change in control; (c) a reduction by the Company in the officer’s base salary as of the effective date; (d) a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or (e) a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans. In these circumstances, the officer will receive (1) an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control; (2) three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs; (3) an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination; (4) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; (5) continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years; (6) full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years; (7) an amount equal to the value of any premiums on share equivalents forfeited under the Comprehensive Incentive Compensation Plan in connection with the officer’s termination, and (8) an amount necessary to offset any federal excise and related income taxes payable by the officer on all payments received under the agreement, unless such amount is less than $10,000, in which case the officer’s benefits under the agreement are capped at the maximum amount that may be paid without incurring such excise taxes. In addition, in accordance with the terms of the Company’s long-term incentive plans, in the event of a change in control of the Company all outstanding stock options held by the officer become exercisable.

The agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive.

The severance benefit payable is an amount equal to (1) one and one-half times the highest base salary rate paid to the executive prior to termination; (2) one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs; (3) the amount of the executives unpaid base salary and accrued vacation pay through the date of termination; (4) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and (5) a payment of $10,000 for health care insurance premiums under COBRA. The severance benefit payable to Mr. Rogel where there is no change in control is the same as described above except that the amount in (1) is two times the highest base salary rate and the amount in (2) is two times the target annual bonus.

Pursuant to an agreement with Mr. Corbin, the Company’s Executive Vice President, Wood Products, who joined the Company in 1992, he is paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan, but providing that during his first five years of service with the Company, he received two years of service credit for vesting and benefit calculation for each year of service with the Company. Prior to joining the Company, Mr. Corbin had been employed with International Paper Company as vice president and general manager of land and timber and president of IP Timberlands, Ltd.

Pursuant to an arrangement with Mr. Onustock, who became the Company’s Senior Vice President, Pulp and White Paper in 2002, his initial annual salary was $520,000, he is a participant in the incentive plan for the Company’s senior executives and, beginning in 2003, was eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also was eligible to participate in the Company’s deferred compensation program, became a participant in the Company’s Supplemental Retirement Program and is entitled to other benefits generally available to the Company’s top management team. The Company also paid Mr. Onustock approximately $4,700 per month through 2004 to cover the costs of apartment rental, utilities, furnishings and automobile, and pays travel expenses during that period for travel to his home in Oregon.

Pursuant to an arrangement with Mr. Cooper, who became the Company’s Senior Vice President, Pulp, Paper and Containerboard Manufacturing and Engineering in 2002, his initial annual salary was $486,000, he is a participant in the incentive plan for the Company’s senior executives and, beginning in 2003, was eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also was eligible to participate in the Company’s deferred compensation program, became a participant in the Company’s Supplemental Retirement Program and is entitled to other benefits generally available to the Company’s top management team. The Company also pays Mr. Cooper approximately $4,500 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings and automobile, and pays travel expenses during that period for travel to his home in South Carolina.

Pursuant to an agreement with Mr. Rogel, who became the Company’s President and Chief Executive Officer on December 1, 1997, his initial annual salary was $925,000 and he is a participant in the incentive plan for the Company’s senior executives. His bonus is determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company’s annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board’s evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement provided that his 2000 bonus would be calculated as described above, but would not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common share equivalents under the Company’s deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common share equivalents. He received a stock option grant of 150,000 shares on his first day of employment with the Company and he is a participant in the Company’s long-term incentive plan. He is also entitled to other benefits generally available to the Company’s top management team and is subject to the share ownership guidelines for those employees.

Pursuant to the agreement with Mr. Rogel, he is paid a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company’s Retirement Plans and his prior employer’s retirement plan. He received relocation benefits under the company’s employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

ITEM 2—SHAREHOLDER PROPOSAL ON EXPENSING STOCK OPTIONS

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: That the stockholders of Weyerhaeuser Corporation (“Weyerhaeuser” or “Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

SUPPORTING STATEMENT: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report. (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are a component of Weyerhaeuser’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value. Financial experts agree:

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom-examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 753 companies are expensing stock options or have indicated their intention to do so. Of these companies 120 are S&P 500 companies, representing 42% of the index based on market capitalization. See Bear Stearns Equity Research, July 20, 2004, “House Votes to Block FASB Option Proposal, But DOA in Senate; Voluntary Expensers Increase to 753.”

This Fund, along with other Building Trades’ Union Pension funds, has sponsored this expensing proposal and received majority votes at a number of companies, including Intel, Raytheon, Gillette, People Soft, Hewlett Packard, Texas Instruments, and IBM.

We urge your support FOR this important reform.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 2

The Board and management have publicly announced that the Company would begin expensing stock options as soon as the Financial Accounting Standards Board (“FASB”) issued its final rules on this accounting method. The FASB issued

Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”) in December 2004. The Company’s analysis of SFAS 123R is underway and the Company will adopt the new rules as of the beginning of the third quarter of 2005, the date by which SFAS No. 123R must be adopted.

The Company believes it is generally in the best interest of shareholders to follow the most widely used industry practice when given a choice under accounting rules. The Company expects to use the transition method referred to as “modified prospective application” in SFAS No. 123R, which will result in the cost of new awards and awards modified, repurchased or cancelled after the beginning of the third quarter of 2005 being recognized in the Company’s statement of earnings. The cost of awards that occurred prior to the beginning of the third quarter of 2005, and that are not modified, repurchased or cancelled after the beginning of the third quarter of 2005, will not be recognized in the Company’s statement of earnings. This prospective application may result in what the FASB has referred to as a “ramp-up” effect on share-based compensation over a four-year period. As stated above, the Company’s analysis of SFAS No. 123R is in process and the Company is not able to estimate at this time the effect that SFAS No. 123R will have on its financial position, results of operations or cash flows.

Because the Company has indicated that it intended to implement the accounting standard as soon as the FASB issued final rules, the Board believes it is unnecessary and counter productive for shareholders to vote in favor of this proposal.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 3—SHAREHOLDER PROPOSAL ON A CLASSIFIED BOARD

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: that the stockholders of Weyerhaeuser Company (“Company”) ask that the Company take the steps necessary to reorganize the Board of Directors into one class subject to election each year.

SUPPORTING STATEMENT: Is accountability by the Board of Directors important to you as a shareholder of the Company? As a trust fund with more than 1.4 million participants, and as the owner of approximately 930,000 shares of the Company’s common stock, the California Public Employees’ Retirement System (CaIPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would seek to reorganize the Board of Directors of the Company so that each director stands before the shareholders for re-election each year. We hope to eliminate the Company’s so-called “classified board”, whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on one-third of the Board at any given time.

Insularity may have made sense in the past (e.g., during the takeover frenzy of the 1980s). But now, we believe that insularity works primarily to hamper accountability. A classified board can prevent shareholders from mounting a successful opposition to the entire board, because only one-third of the directors are up for election in any given year. By way of contrast, a declassified board would stand for election in its entirety, every year.

CaIPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. CalPERS also believes that shareholders are willing to pay a premium for corporations with excellent corporate governance as illustrated by a recent study by McKinsey & Co. If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board. If passed, shareholders might have the opportunity to register their views at each annual meeting—on performance of the Board as a whole and of each director as an individual.

CalPERS urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 3

The Company’s Board of Directors, in response to non-binding, advisory shareholder votes favoring declassification of the Board of Directors, asked the Company’s shareholders at the 2004 Annual Meeting to vote on a proposal by the Company Board of Directors to amend the Company’s Restated Articles of Incorporation to authorize the annual election of the Board of Directors. The Board recommended that the shareholders vote against the proposal. A sufficient number of shareholders supported the Board’s position so that the proposal failed to receive the 66 2/3 % vote required to amend the Company’s Restated Articles of Incorporation.

The Company’s Board of Directors continues to believe that the classified board provides significant benefits to the Company and its shareholders. For a company like Weyerhaeuser, which must plan effectively over the long term, a staggered board provides greater assurance that the directors will understand its business. It is the Board’s belief that longer board terms serve to support longer-term strategies and enable companies to benefit more effectively from directors’ experience, knowledge of the company and wisdom. The staggered board also helps the Company attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment. The Board of Directors strongly believes that multi-year terms increase directors’ independence by insulating them from outside short-term influences and abuses, including the abusive tactics of hostile acquirers. The classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, puts the incumbent Board of Directors in a position to act to maximize value to all shareholders. In addition, the Board of Directors does not believe that directors elected for staggered terms are any less accountable to shareholders than they would be if elected annually, since the same standards of performance apply regardless of the term of service.

Understanding that accountability of directors is critical, however, the Board has taken steps to foster the accountability of its members. First, other than the Chairman, the Board is comprised of fully independent, outside directors. Second, the Board has taken steps to align the directors’ interests with those of the shareholders through the directors’ compensation program. Half of each director’s annual fee is automatically placed in a common share equivalents account under a fee deferral plan, and is payable, based on the value of the Company’s common stock, only after termination of the director’s board service. This equity-based compensation provides a continuing incentive to the directors to promote the Company’s long-term financial performance.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 4—SHAREHOLDER PROPOSAL ON PERFORMANCE-BASED OPTIONS

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: That the shareholders of Weyerhaeuser Company (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

SUPPORTING STATEMENT: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 4

The Compensation Committee of the Board of Directors is composed entirely of directors who are independent as defined by the listing requirements of the New York Stock Exchange. The Compensation Committee is responsible for reviewing and approving the strategy and design of the Company’s compensation, equity-based and benefits programs for the Company’s executive officers. The Committee also has the responsibility of approving all the compensation actions for executive officers and for making recommendations to the Board of Directors for all compensation actions for the chief executive officer.

Historically the Compensation Committee has determined that an appropriate overall compensation package for Company executives encompasses a carefully determined mix of long- and short-term incentives, all geared toward linking the interests of management, both individually and as a team, to the interests of shareholders and the creation of long-term shareholder value. The Committee’s Report on Executive Compensation, which explains the Committee’s philosophy of executive compensation, is set out earlier in this proxy statement. The Report indicates that two of three components of executive compensation are based on company performance. The cash incentive portion is funded based on Company performance in relation to financial measures and performance of peer companies as well as individual performance against established goals. That is, the program places a strong emphasis on rewarding only superior corporate performance and the achievement of demanding performance goals. Stock options, the second component of executive compensation, are designed to reward a holder only upon gains in the value of the Company’s stock for all shareholders.

The Compensation Committee currently is in the process of a comprehensive review of the Company’s executive compensation programs. It has retained outside consultants to assist in a strategic review the Company’s current compensation program and to compare it with compensation programs of our peers with the intent of making sure that the

Company’s overall executive compensation system continues to aid in the retention of key executives, is competitive with our peers, links rewards to the creation of long-term shareholder value and supports a strong pay-for-performance culture. The Board of Directors believes that adoption of the shareholder proposal would deprive the Compensation Committee of necessary flexibility to use the results of this review to establish new executive compensation programs that are in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 5—SHAREHOLDER PROPOSAL ON NATIONAL FOREST TIMBER PURCHASES

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Whereas, President Theodore Roosevelt said, shortsighted men in their greed and selfishness will, if permitted, rob our country of half its charm by their reckless extermination of all useful and beautiful wild things; and

Whereas, during his presidency, Theodore Roosevelt protected millions of acres of America’s stunning wild forests; and

Whereas, wild forests have some of the highest quality fish and wildlife habitat, backcountry recreation, and clean water supplies in the country; and

Whereas, the Forest Service estimates that goods and services from National Forests contribute $145 billion to the gross domestic product of the United States every year, less than three percent of which results from timber; and

Whereas, our company apparently derives so little timber from National Forests that this subject is not discussed as material in our company’s financial reports; and

Whereas, scientific research has shown that the conservation of roadless areas is critical to healthy populations of big game species such as elk, as well as, healthy runs of sportfish like wild salmon and steelhead; and

Whereas, wildlife habitat found in wild forests is essential to the survival of endangered species including the grizzly bear and woodland caribou; and

Whereas, wild forests represent the single largest source of clean water in the United States, with more than 60 million Americans in 3,400 communities in 33 states rely on National Forests for their drinking water; and

Whereas, as exhibited by their support for the Roadless Rule protecting existing National Forest roadless areas, the American people overwhelmingly support the strongest protections for these wild forests and Americans value these forests for their recreational opportunities, clean water, and fish and wildlife habitat; and

Whereas, the Sierra Club believes that by directly investing in land health and restoration, instead of subsidizing more commercial timber sales and logging roads, we can ensure healthy and productive National Forests for our families and our future generations; and

Whereas, our company can improve the good will of the community by promoting sound environmental policy.

THEREFORE, BE IT RESOLVED: that the shareholders request that Weyerhaeuser provide, at reasonable cost and without disclosing confidential information, a report to shareholders concerning the impacts to the company of ending all National Forest timber purchases, and that this report be posted on its website sixty days prior to the next annual meeting.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 5

Weyerhaeuser believes policy decisions about how public lands are managed should be made in public forums, with input by all stakeholders, including representatives of affected communities. The company opposes the shareholder proposal as unnecessary and inappropriate, asking the company to incur administrative costs without adding value to its positions or practices.

Weyerhaeuser purchases little timber from federally owned lands in the U.S. In 2003, less than 1% of the raw material used in the company’s U.S. mills came from federal lands. The company is ineligible to buy most federal timber: the Forest Resources Conservation and Shortage Relief Act [16 USC § 620] excludes firms exporting unprocessed timber from private lands from purchasing federal timber sales except under limited exceptions, and the U.S. Forest Service’s “SBA Set-Aside” program allocates most of its timber sale volume to small companies.

Federal timber sale information is public, with the following data relevant to current operations:

US FOREST SERVICE TIMBER SALES IN SELECTED REGIONS

AND WEYERHAEUSER COMPANY PURCHASES

(MMBF)

USFS Region	2000		2001		2002		2003		2004
	Wey	Total	Wey	Total	Wey	Total	Wey	Total	Wey	Total
R-6 (PNW)	13.3	198.2	0.0	175.2	6.6	224.6	0.0	323.9	0.0	433.6
R-8 (South)	48.1	358.7	31.6	230.1	30.0	203.5	8.1	299.8	4.3	350.6
R-9 (Lake States)	2.2	298.0	1.1	305.7	3.1	297.7	3.8	299.5	1.5	319.2

U.S. Forest Service lands are managed today primarily for wildlife habitat and recreation. In Region 6, for example, the trend in commercial timber sales is as follows:

USFS WESTSIDE & EASTSIDE - REGION 6 SALES

Although Weyerhaeuser buys little federal timber, we support the management of federal lands as authorized by Congress, which includes commercial timber sales. Active management remains an important tool on public lands to improve forest health and support community well-being. We also support decisions by state and county governments to manage other publicly owned lands for revenue for schools and other local needs. We manage extensive areas of publicly owned forests in Canada under license from five Provincial governments. Decisions about these lands are public policy decisions, and should be made by and in public forums.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 6—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, OF THE APPOINTMENT OF AUDITORS

KPMG LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for fiscal year 2004. The Audit Committee has appointed KPMG LLP to serve as independent auditors to conduct an audit of the Company’s accounts for fiscal year 2005.

Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

SHAREHOLDER RIGHTS PLAN POLICY

The Board of Directors adopted the following Shareholder Rights Plan Policy in February, 2004:

The Board of Directors shall obtain shareholder approval prior to adopting any shareholder rights plan; provided, however, that the Board may act on its own to adopt a shareholder rights plan if a majority of the independent Directors of the Board, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

The Board of Directors adopted the following Confidential Voting Policy in 1991:

It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation’s Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors’ knowledge after diligent inquiry, carried out in compliance with this policy.

The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

In the event of any solicitation of a proxy (a “proxy contest”) with respect to any of the securities of this corporation by a person (the “proponent”) other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of KPMG LLP, independent public accountants, audited the accounts of the Company and subsidiaries for 2004 and has been selected to do so for 2005. Representatives of KPMG LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Company was billed for professional services provided during fiscal years 2003 and 2004 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2003	Fee Amount 2004
Audit Fees (1)	$3,287,000	$8,304,000
Audit Related Fees (2)	$884,170	$490,500
Tax Fees (3)	293,000	$153,000
All Other Fees	$0	$0
Total	$4,464,170	$8,947,500

(1)	Fees in connection with the audit of the Company’s annual financial statements for the fiscal year ended December 28, 2003 and December 26, 2004, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2003 and 2004 fiscal year, Sarbanes-Oxley Section 404 attestation services, and comfort letters.

(2)	Primarily fees for services rendered in support of employee benefit plan audits for the fiscal year ended December 28, 2003 and December 26, 2004, and Sarbanes-Oxley Section 404 pre-attestation services for the fiscal year ended December 28, 2003.

(3)	Fees for services rendered related to international tax services.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the Committee to one or more of its members, but may not be delegated to management. If authority to approve services has been delegated to a Committee member, any such approval of services must be reported to the Committee at its next scheduled meeting. During fiscal 2003 and 2004, 7% and 2%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder proposals intended to be presented at the Company’s 2004 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, P.O. Box 9777, Federal Way, WA 98063-9777, attention of the Corporate Secretary, on or before November 10, 2005.

The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever first occurs. Any notice to the Secretary must include: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

To be brought before an annual meeting by a shareholder, business must be appropriate for consideration at an annual meeting and must be properly brought before the meeting. Business will have been properly brought before the annual meeting by a shareholder if the shareholder has given timely notice thereof in writing to the Secretary of the Company and has complied with any other applicable requirements. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or publicly disclosed was made, whichever first occurs. Any notice to the Secretary must include as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company that are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 2005 annual meeting of shareholders was made in the enclosure with the dividend, which was mailed to shareholders in December 2004. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2005 annual meeting is April 20, 2006.

For the Board of Directors

CLAIRE S. GRACE

Corporate Secretary

Federal Way, Washington

March 15, 2005

This proxy statement can be recycled. Thank you for recycling.

TO REACH CORPORATE

HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from the city center, following the signs for “Tacoma/Portland.” Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the signs for “Tacoma/Portland” and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway and go through two lights to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the traffic circle. Take the second exit out of the traffic circle. Take the next right into the East Entrance (approximately 1 block) and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Highway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 21, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

POXY

The undersigned hereby appoints Steven R. Rogel, Richard F. Haskayne and Martha R. Ingram, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 21, 2005, at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), Weyerhaeuser Company Ltd. Investment Growth, or Performance Share Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

If you are voting with this proxy card, please mark your choices and sign the other side of the proxy card and return it promptly to: Weyerhaeuser Company, c/o Mellon Investor Services, P.O. Box 3545, South Hackensack NJ 07606-9245.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF YOU VOTE BY MAIL.

You can access, view and download this year’s Annual Report and Proxy Statement at the Weyerhaeuser Company website at www.weyerhaeuser.com under Investor Relations.

IF YOU PLAN TO ATTEND THE MEETING

ADMISSION TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes no banners, placards, signs, literature for distribution or cameras may be taken into the meeting. Please present this admission ticket for admittance to the Annual Meeting.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” all nominees in Item 1

1. Election of Directors:

Nominees:

01 D. Michael Steuert FOR WITHHELD

FOR ALL

02 Martha R. Ingram

03 John I. Kieckhefer

04 Arnold G. Langbo

05 Charles R. Williamson

WITHHELD FOR: (Write that nominee’s name in the space provided below:)

The Board of Directors recommends a vote “FOR” item 6 and “AGAINST” items 2, 3, 4 and 5

FOR AGAINST ABSTAIN

Item 2. Shareholder proposal on expensing stock options

FOR AGAINST ABSTAIN

Item 3. Shareholder proposal on a classified board

FOR AGAINST ABSTAIN

Item 4. Shareholder proposal on performance-based options

FOR AGAINST ABSTAIN

Item 5. Shareholder proposal on National Forest timber purchases

FOR AGAINST ABSTAIN

Item 6. Approval, on an advisory basis of the appointment of auditors

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Choose MLink™ for fast, easy and secure 24/7 online access to your future proxy materials, shareholder communications, tax documents and more. Simply log on to Investor Service Direct® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature Signature Date

Note: Please sign as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/wy Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. Telephone

1-866-540-5760

Use any touch-tone telephone to

vote your proxy. Have your proxy

card in hand when you call. Mail

Mark, sign and date your proxy

card and return it in the

enclosed postage-paid

envelope.

OR OR

If you vote your proxy by Internet or by telephone, please DO NOT mail back your proxy card.

IF YOU PLAN TO ATTEND THE MEETING

Weyerhaeuser Company c/o Mellon Investor Services P.O. Box 3545 South Hackensack NJ 07606

Admission Ticket

Annual Meeting of Shareholders

Date — April 21, 2005 Time — 9:00 a.m. Pacific Time Location — Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

ADMITTANCE MAY BE DENIED WITHOUT A TICKET